Exhibit 99.4

Star Gas Partners, L.P.

2187 Atlantic Street

Stamford, Connecticut 06902

December 5, 2005

To the undersigned holder of Star Gas Partners, L.P. 10.25% Senior Notes due 2013 (the “Senior Notes”), issued pursuant to an indenture dated February 6, 2003, by and among Star Gas Partners, L.P., Star Gas Finance Company and Union Bank of California, N.A. as Trustee (the “Indenture”) (the “Consenting Noteholder,” the Consenting Noteholder together with each Senior Note holder that has entered into a Lock Up Agreement (defined below), the “Consenting Noteholders”):

Star Gas Partners, L.P. (the “Partnership”) is simultaneously with the counter-signing of this letter agreement (this “Agreement”) (a) entering into a Unit Purchase Agreement in the form attached hereto as Exhibit A (the “Kestrel Purchase Agreement”) with Kestrel Energy Partners, LLC, Kestrel Heat, LLC (“Kestrel Heat”) and KM2, LLC (“KM2”) (collectively, “Kestrel”) pursuant to which, among other things, Kestrel Heat will replace the General Partner of the Partnership, Kestrel Heat and KM2 will purchase an aggregate of 7,500,000 newly issued Partnership common units (“New Kestrel Units”) from the Partnership at a price of $2 per unit and Kestrel Heat and KM2 will agree to ‘backstop’ a $35 million rights offering (the “Rights Offering”) to be made to the outstanding common unitholders of the Partnership, and (b) agreeing with the Consenting Noteholders listed on Schedule 1 to, among other things, exchange a portion of such Consenting Noteholders’ Senior Notes for New Units pursuant to the Tender Offer (as defined below).

References to the “Company” as used herein shall refer collectively to the Partnership, Star Gas Finance Company, and each of their respective subsidiaries and affiliates.

The Partnership, Kestrel, and certain of the Consenting Noteholders engaged in good faith negotiations with the objective of reaching an agreement to restructure the Senior Notes pursuant to the Tender Offer which Tender Offer shall be completed simultaneously with the closing (the “Kestrel Closing”) of the transactions contemplated by the Kestrel Purchase Agreement, (such transactions are collectively referred to herein as the “Restructuring”).

The Company and the Consenting Noteholders desire that the Company implement the Restructuring pursuant to the terms of this Agreement.

In exchange for good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Company and each Consenting Noteholder, intending to be legally bound, hereby agree as follows:

1.	Agreement to Complete the Restructuring: Subject to the terms and conditions of this Agreement, the parties to this Agreement agree to use commercially reasonable efforts to promptly and diligently commence and consummate the Restructuring through the Rights Offering (as defined below), the Tender Offer, and the performance of the terms of this Agreement. The obligations of the parties hereunder are several and not joint, and no party hereto shall be responsible for the failure of any other party hereto to perform its obligations hereunder.

2.	Appropriate Number and Amount of Consenting Noteholders: All obligations of the Company and the Consenting Noteholder under this Agreement are expressly conditioned upon the prior execution of agreements substantially similar to this Agreement (with certain agreed differences) between the Company and Consenting Noteholders (such agreements, including this Agreement, are collectively referred to herein as a “Lock Up Agreement”) holding in the aggregate at least 84% (the “Required Tender Amount”) of the principal amount of Senior Notes outstanding on the date hereof.

3.	Consenting Noteholder’s Conditions to Effectiveness: All obligations of the Consenting Noteholder under this Agreement are conditioned upon the following:

(a)	the continued effectiveness of this Agreement;

(b)	the Kestrel Purchase Agreement, and all documents relating thereto, including, but not limited to, the Second Amended and Restated Agreement of Limited Partnership of the Partnership, and all documents relating to the Tender Offer, including, but not limited to, the Amended Indenture (defined below), the New Indenture (defined below), the Equity Maintenance Agreement, and any amendments, revisions or other modifications to the organizational documents of the Company, each being in form, scope and substance reasonably satisfactory to three (3) or more Consenting Noteholders holding at least 66.7% in principal amount of the Senior Notes (the “Required Consenting Noteholders”), it being agreed that the Kestrel Purchase Agreement, the Amended Indenture and the New Indenture, each as attached hereto as Exhibits A-C respectively, are in form, scope and substance satisfactory to the Consenting Noteholder;

(c)	the continued effectiveness of the Kestrel Purchase Agreement, unless the Kestrel Closing has already occurred or unless waived by the Required Consenting Noteholders; and

(d)	the Kestrel Closing, unless the Kestrel Closing has already occurred or unless waived by the Required Consenting Noteholders.

4.

Substitution of Consenting Noteholders: In the event that the Kestrel Purchase Agreement is terminated for any reason, the Company shall provide the Consenting Noteholder with written notice thereof within three (3) business days of such termination (the “Kestrel Termination Notice”). The Company agrees that, notwithstanding any other provision set forth herein or in the Kestrel Purchase Agreement, in the event that the Kestrel Purchase Agreement is terminated for any reason other than termination resulting from the acceptance by the Company of a Superior Proposal (as defined in the Kestrel Purchase Agreement) or from the failure of the Partnership’s Unitholders to vote in favor of the transactions contemplated by the Kestrel Purchase Agreement, one or more Consenting Noteholders may, within fourteen (14) business days from receipt of the Kestrel Termination Notice, deliver a written notice to the Company (the “Noteholder Rights Offering Notice”), informing the Company of such Consenting Noteholders’ desire to (a) replace the General Partner of the Partnership, (b) consummate the transactions contemplated by the Tender Offer and (c) purchase an aggregate of 7,500,000 newly issued Partnership units from the Partnership at a price of $2 per unit and ‘backstop’ the Rights Offering, pursuant to the terms of a separate agreement with the Company to be negotiated in good faith and mutually agreed to by the parties following receipt by the Company of the Noteholder Rights Offering Notice.

5.	Amended Indenture and New Indenture: The Company and the Consenting Noteholder each approves the scope, form and substance of (a) the amendments to the Indenture set forth in the blackline of the indenture attached hereto as Exhibit B (the “Amended Indenture”), and (b) the Indenture for the New Notes (as herein defined) to be used in connection with the Tender Offer attached hereto as Exhibit C (the “New Indenture”).

6.	Consenting Noteholder’s Forbearance and Consent:

(a)	The Consenting Noteholder agrees to forbear, so long as this Agreement is in effect, or indefinitely if the closing of the Restructuring has occurred, and subject to the limitations contained in Section 6.4 of the Indenture: (i) from taking any action to accelerate the indebtedness due under the Senior Notes, or directing the Trustee under the Indenture to pursue any right or remedy under the Indenture or otherwise arising out of, or relating to, any act or omission of the Company prior to the Kestrel Closing; and (ii) initiating, or having initiated on its behalf, any litigation or proceeding of any kind with respect to the Senior Notes against the Company, its subsidiaries, affiliates, directors, officers, and/or employees arising out of, or relating to, any act or omission of the Company prior to the Kestrel Closing, other than to enforce this Agreement.

(b)

Notwithstanding the general forbearance provision set forth in Section 6(a) above, the Consenting Noteholder specifically agrees, so long as this Agreement is in effect, or indefinitely if the closing of the Restructuring has occurred: (i) to forbear from exercising any rights or remedies in respect of any default or breach or any claim of potential default or breach under the Indenture resulting from (A) the sale of the Partnership’s propane business effected on December 14, 2004, the Company’s use of such proceeds to purchase working capital inventory, and the Company’s determination that “Excess Proceeds” shall not include any amounts so invested in inventory, (B) the incurrence of additional indebtedness in connection with those certain $230 million and $265 million refinancings which closed on December 22, 2003, and December 17, 2004 respectively, and (C) the granting of liens or collateral to the lenders under that certain Credit Agreement, dated December 17, 2004, by and among Petroleum Heat and Power Co., Inc. and the Loan Parties and Lenders thereto and the amendment thereto dated November

3, 2005; (ii) to oppose, at the Company’s sole cost and expense, any request or attempt by any Noteholder(s) to assert, or request the Trustee under the Indenture to assert, a default under the Indenture as a result of the matters described in clauses (i)(A), (i)(B) and (i)(C) above; (iii) not to tender the Senior Notes beneficially owned by the Consenting Noteholder in the Change of Control Offer (as defined in the Indenture) which will be required to be made following the Kestrel Closing, pursuant to Section 3.9 of the Indenture; and (iv) to forbear from exercising any rights or remedies with respect to any claims, rights or vote requirements under the Indenture arising from the transactions contemplated by the Kestrel Purchase Agreement.

(c)	The Consenting Noteholder agrees to consent to the amendments to the Amended Indenture set forth in the blackline of the Amended Indenture attached hereto as Exhibit B, which amendments will be effective upon the later of the Kestrel Closing or the closing of the Tender Offer.

7.	Tender Offer:

(a)	As soon as practicable following the mailing of the proxy statement in connection with the vote of unitholders contemplated by the Kestrel Purchase Agreement, the Company shall make a tender offer (which shall be coupled with a consent solicitation relating to the waiver of potential defaults set forth in Section 6 hereof and the amendments to the Amended Indenture set forth in Exhibit B) (the “Tender Offer”) to all holders of Senior Notes.

(b)	Pursuant to the Tender Offer, any holder of Senior Notes may tender its Senior Notes at par in exchange for:

(i)	a Pro Rata Portion (as defined below) of an amount of cash equal to at least $60 million and not greater than $73,132,075 million, which amount shall be determined by the Company, in its sole discretion (such discretion to be exercised at least ten (10) business days prior to the closing of the Tender Offer), (such amount to be reduced by any principal, interest and premium payments required to be offered to non-tendering holders of Senior Notes who will be entitled to receive payment from the Company that is required pursuant to the Change of Control Offer provisions set forth in Section 3.9 of the Indenture) (such net amount is referred to herein as the “Net Rights Offering Proceeds”);

(ii)	at the option of a holder of Senior Notes, and pursuant to the Tender Offer, its New Unit Pro Rata Percentage (defined below) of 13,433,962 newly issued Partnership Units (the “New Units”), which New Units shall be exchanged for Senior Notes at a price of $2.00 per New Unit (such exchange, the “New Unit Offering”) ; and

(iii)	new notes (the “New Notes”) in exchange for any remaining Senior Notes, which New Notes shall be issued pursuant to the terms of the New Indenture.

(c)	The Tender Offer will be subject to customary conditions as well as the following conditions:

(i)	that valid tenders shall have been received prior to the expiration of the Tender Offer from the holders of at least 93% of the outstanding principal amount of the Senior Notes;

(ii)	the Kestrel Closing, unless otherwise waived by the Required Consenting Noteholders, shall have occurred or shall occur simultaneously with the closing of the Tender Offer; and

(iii)

in the event of a Material Adverse Change (as defined below), the Consenting Noteholder may elect to reduce, in whole or in part, the principal amount of Senior Notes that it will exchange for New Units by providing written notice to the Company at any time prior to the closing of the Tender Offer. In the event that the Consenting Noteholder exercises such right and this Agreement is not otherwise terminated pursuant to its terms, any portion of the Senior Notes that would have otherwise been converted into New Units shall instead be converted into a separate new senior note, having substantially the same terms as the New Notes, except that such senior notes shall be redeemable by the Company at any time without premium or penalty. As used herein, “Material Adverse Change” means any event or series of events (except as disclosed in the Financial Statements (defined below), the SEC Reports (defined below) and the draft of the Partnership’s annual report of Form 10-K for the year ended September 30, 2005, copies of which have been provided to the Consenting Noteholder’s legal and financial advisors and have been made available to the Consenting Noteholder, and except for the execution and delivery of this Agreement and the ancillary documents related thereto) since September 30, 2005, that (a) would have a material adverse effect on the financial condition, business, properties, or results of operations of the Company, taken as a whole, except for a general deterioration in the economy or changes in commodity prices or other changes affecting the heating oil industry generally (a “Partnership Material Adverse Effect”); (b) results in the Company conducting its business not in the ordinary course consistent with past practice; (c) results in the Company incurring any material liability, engaging in any material transaction or entering into any material agreement outside the ordinary course of business consistent with past practice that individually or in the aggregate would result in a Partnership Material Adverse Effect; (d) results in the Company suffering any material loss, damage, destruction or other casualty to any of the assets of the Company that individually or in the aggregate would result in a Partnership Material Adverse Effect; or (e) results in a breach or default by the Company of its agreements set forth in, or obligations under, the Kestrel Purchase Agreement; as used herein the term “SEC Reports” means the Partnership’s annual report on Form 10-K for the year ended September 30, 2004, and the quarterly and current reports on Form 10-Q and 8-K, if any, filed by the partnership with the Securities and Exchange Commission (“SEC”) since September 30, 2004; as used herein the term “Financial Statements” means the unaudited consolidated balance sheet as of September 30, 2005 and the related unaudited consolidated statements of income, cash flows and owners’ equity for the fiscal year then ended (including in all cases the notes, if any, thereto) of the Company.

(d)	The Consenting Noteholder agrees with the Company and each other Consenting Noteholder, as a third party beneficiary to this Agreement:

(i)	to tender all of the Senior Notes beneficially owned by the Consenting Noteholder (including any Senior Notes acquired after the date hereof) into the Tender Offer within ten (10) business days following the commencement of the Tender Offer in exchange for:

(1)	its Pro Rata Portion of Net Rights Offering Proceeds (such pro rata portion shall be determined by dividing the principal amount of a tendering holder’s Senior Notes by the aggregate principal amount of all Senior Notes tendered in exchange for Net Rights Offering Proceeds (the “Pro Rata Portion”));

(2)	its New Unit Pro Rata Percentage of New Units (as used herein, the term “New Unit Pro Rata Percentage” means, with respect to each holder of Senior Notes who elects to participate in the New Unit Offering, a percentage determined by dividing the principal amount of all of such holder’s Senior Notes entitled to participate in the New Unit Offering by $178,000,000); and

(3)	New Notes in an amount equal to the remaining outstanding principal amount of the Consenting Noteholder’s Senior Notes after the aggregate reduction in such Senior Notes resulting from the completion of the transactions contemplated in subsections (d)(i)(1) and (2) of this Section 7 (provided that outstanding accrued interest on the Senior Notes shall be included as interest on the New Notes payable on the first interest payment date thereunder so that, effectively, interest on the New Notes shall accrue from the date of the last interest payment on the Senior Notes).

(ii)	subject to the terms of this Agreement, not to withdraw or revoke such tender unless and until this Agreement is terminated in accordance with its terms.

(e)	Each Consenting Noteholder acknowledges that by tendering its Senior Notes in the Tender Offer it will be deemed to have delivered the consent required for the amendments to the Indenture set forth in the Amended Indenture.

(f)	The Company agrees that it will (i) cause the offer and issuance of the New Notes and New Units pursuant to the Tender Offer to be exempt from the registration requirements of the Securities Act of 1933, as amended (the “Securities Act”), pursuant to Section 3(a)(9) of the Securities Act, or (ii) offer and issue the New Notes and the New Units pursuant to an effective registration statement filed with the SEC pursuant to the requirements of the Securities Act. The Company will, concurrently with the consummation of the Tender Offer, enter into a registration rights agreement with each holder of Senior Notes that, at the time of consummation of the Tender Offer, owns 10% or more of the then outstanding Partnership common units (a “10% Holder”), such registration rights agreement to be in customary form, to provide for two demand and unlimited piggy back registration rights with respect to the New Notes and the New Units, and be in form, scope and substance acceptable to the Company and to each 10% Holder. Notwithstanding the foregoing, if legal counsel, reasonably satisfactory to the Consenting Noteholder, issues a legal opinion addressed to the Consenting Noteholder, in a form satisfactory to the Consenting Noteholder, in its sole discretion and at the sole cost and expense of the Company, which states that no registration is required for the sale of the New Units, then the Company shall not be required to effect a registration pursuant to a Registration Rights Agreement, as required above.

(g)	The Company shall use its reasonable best efforts to cause the New Units to be approved for listing on the NYSE, subject to official notice of issuance, prior to the Kestrel Closing.

8.

No Transfer: The Consenting Noteholder hereby agrees, without the prior written consent of the Company, not to, directly or indirectly, prior to the closing of the Tender Offer, (i) sell, transfer, assign, pledge, grant an option on, or otherwise dispose of or encumber any of the Consenting Noteholder’s Senior Notes, or (ii) grant any proxies, deposit any of the Consenting Noteholder’s Senior Notes into a voting trust or enter into a voting agreement with respect to any of the Consenting Noteholder’s Senior Notes (such actions set forth in sub-parts (i) and (ii) above are collectively referred to herein as a “Transfer”); provided, however, that the Consenting Noteholder may, at any time, Transfer Senior Notes to a person that has countersigned a transferee acknowledgment in the form attached hereto as Exhibit D (the “Transferee Acknowledgment”), thereby unconditionally agreeing in writing with the Company to be bound by all of the terms and provisions of this Agreement. Any Transfer not effected in accordance with the foregoing shall be deemed void ab initio. In the event of a Transfer, the Consenting Noteholder shall, within three (3) business days after such Transfer, provide notice of such transfer to the Company, together with a copy of the Transferee Acknowledgement and, if the Consenting Noteholder has transferred all of its claims subject to this Agreement, then the Consenting Noteholder shall automatically be released from any further obligations hereunder. In addition, each Consenting Noteholder agrees that (a)

during the term of this Agreement, it will not “short sell” any equity securities of the Company, and (b) it will not take any action to oppose or interfere with the transactions contemplated by the Kestrel Purchase Agreement, including, without limitation, the vote of Unitholders contemplated by the Kestrel Purchase Agreement.

9.	Additional Senior Notes Subject: Notwithstanding Section 8 hereof, nothing in this Agreement shall be deemed to limit or restrict the ability or right of any Consenting Noteholder to acquire any additional Senior Notes (“Additional Senior Notes”), provided, however, that in the event any Consenting Noteholder acquires any such Additional Senior Notes after the date hereof (other than any such Senior Notes that are already subject to the provisions of a Lock Up Agreement, which Senior Notes shall remain subject to the provisions of such agreement), the Consenting Noteholder shall advise the Company of such acquisition within three (3) business days of such acquisition and such Additional Senior Notes shall immediately upon such acquisition become subject to the terms of this Agreement, including, without limitation, Section 8 of this Agreement.

10.	Representations of Consenting Noteholder: The Consenting Noteholder hereby represents and warrants to the Company as follows:

(a)	The Consenting Noteholder is duly organized, validly existing and in good standing under the laws of the Consenting Noteholder’s state of organization or formation;

(b)	The Consenting Noteholder has the requisite power and authority to execute and deliver this Agreement and to perform its obligations hereunder;

(c)	The execution and delivery of this Agreement and the performance by the Consenting Noteholder of its obligations hereunder have been duly authorized by all necessary action;

(d)	This Agreement has been duly executed and delivered by the Consenting Noteholder and constitutes the valid and binding obligation of the Consenting Noteholder, enforceable against the Consenting Noteholder in accordance with its terms;

(e)	As of the date hereof, the Consenting Noteholder is the beneficial owner of, and holder of investment and voting authority over:

(i)	Senior Notes in the aggregate principal amount disclosed under to its name on the signature page hereof (the “Consenting Noteholder’s Senior Notes”), and beneficially owns, and has no investment and voting authority over other Senior Notes, and the registered holder and custodial party for the Consenting Noteholder’s Senior Notes are as set forth on the signature page hereof; and

(ii)	outstanding Partnership units in the amount disclosed under its name on the signature page hereof;

(f)	To the best of its knowledge, as of the date hereof, the Consenting Noteholder’s Senior Notes are held free and clear of all claims, charges, leases, covenants, easements, encumbrances, pledges, security interests, liens, options, pledges, rights of others, mortgages, deeds of trust, hypothecations, conditional sales, or restrictions (whether on voting, sale, transfer, disposition, or otherwise), whether imposed by agreement, understanding, law, equity, or otherwise, except for any restrictions on transfer created by this Agreement or generally arising under any applicable federal or state securities law, and the Consenting Noteholder’s Senior Notes have not been pledged or assigned to any person;

(g)	The Consenting Noteholder has been furnished with all information that it has requested for the purpose of evaluating the transactions contemplated by this Agreement, and the Consenting Noteholder has had an opportunity to ask questions of and receive answers from the Company and its officers regarding the Company and its business, assets, results of operations, financial condition and prospects and the terms and conditions of the issuance of the New Units;

(h)	If applicable, the Consenting Noteholder is acquiring the New Units solely by and for its own account, for investment purposes only and not for the purpose of resale or distribution; and the Consenting Noteholder does not have any contract, undertaking, agreement or arrangement with any person or entity to sell, transfer or pledge to such person or anyone else any New Units; and the Consenting Noteholder does not have any present plans or intentions to enter into any such contract, undertaking or arrangement;

(i)	The Consenting Noteholder (i) is an “accredited investor” as defined in Rule 501 of the rules promulgated pursuant to the Securities Act; and (ii) has such knowledge and experience in financial and business matters in general that it has the capacity to evaluate the merits and risks of an investment in the New Units, if applicable, and to protect its own interest in connection with an investment in the New Units;

(j)	The Consenting Noteholder has relied upon its own independent investigations of the business of the Company and the advice of its own advisors, if any, in evaluating its investment in the New Units; and

(k)	The tender of the Senior Notes and closing of the Tender Offer shall constitute the Consenting Noteholder’s confirmation of the foregoing representations.

11.	Representations of the Company: The Company hereby represents and warrants to the Consenting Noteholder as follows:

(a)	the Partnership is a limited partnership duly organized, validly existing and in good standing under the laws of Delaware;

(b)	the Company has the requisite power and authority to execute and deliver this Agreement and to perform its obligations hereunder;

(c)	the execution and delivery of this Agreement and the performance by the Company of its obligations hereunder have been duly authorized by all necessary action; and

(d)	this Agreement has been duly executed and delivered by the Company and constitutes the valid and binding obligation of the Company, enforceable against the Company in accordance with its terms. The Company agrees that it will not enter into a material amendment of the Kestrel Purchase Agreement without the approval of the Required Consenting Noteholders.

12.	Plan Provisions. Subject to the terms and conditions of this Agreement (including, without limitation Section 13 hereof):

(a)	In the event that the Company files a petition for protection pursuant to Title 11 of the United States Code, 11 U.S.C. §§101, et seq., as amended (“Chapter 11”), and within five (5) days of such filing files a disclosure statement (the “Disclosure Statement”) and plan (the “Plan”) that both comply in all material respects with the terms of this Agreement, each Consenting Noteholder agrees and expressly waives its right to (i) object to confirmation of the Plan or otherwise commence any action or proceeding to alter, oppose or add any other provision to the Plan or any other documents or agreements inconsistent with the Restructuring; (ii) object to the approval of the Disclosure Statement provided that it accurately describes the Restructuring; (iii) vote for, consent to, support, intentionally induce or participate directly or indirectly in the formation of any other plan of reorganization or liquidation proposed or filed, or to be proposed or filed, in any Chapter 11 case for the Company; (iv) commence or support any action or proceeding to shorten or terminate the period during which only the Company may propose and/or seek confirmation of the Plan; (v) directly or indirectly seek, solicit, support or encourage any other plan, sale, proposal or offer of winding up, liquidation, reorganization, merger, consolidation, dissolution or restructuring of the Company; or (vi) commence or support any action filed by the Company or any other party in interest to appoint a trustee, conservator, receiver or examiner for the Company, or to dismiss any Chapter 11 case, or to convert such Chapter 11 case to one under Chapter 7; and

(b)	During the period commencing on the date of this Agreement and continuing until the termination of this Agreement as provided in Section 13 of this Agreement, each Consenting Noteholder agrees to timely vote its respective claim under the Indenture, or authorize and direct the Trustee thereunder to vote its respective claim in accordance with the Indenture, to accept the Plan and not revoke or withdraw such votes. The Consenting Noteholder agrees that this Agreement may be disclosed in solicitation materials prepared in connection with the Plan.

(c)

The Company agrees to use its reasonable best efforts, if requested by any Consenting Noteholder, to support such Consenting Noteholder’s appointment to any official unsecured creditors’ committee (“Creditors’ Committee”) formed pursuant to 11 U.S.C. § 1102 in any Chapter 11 case. Notwithstanding anything herein to the contrary, if any Consenting Noteholder is appointed to and serves on the Creditors’ Committee in a Chapter 11 case, the terms of this Agreement shall not be construed so as to limit any actions taken in furtherance of such Consenting Noteholder’s fiduciary duties to any person arising from its service on such Creditors’ Committee, and any such exercise (in the sole discretion of such Consenting Noteholder) of such fiduciary duties shall not be deemed to constitute a breach of the terms of this Agreement.

13.	Termination: Upon the occurrence of any of the following events or conditions:

(a)	the termination of the Kestrel Purchase Agreement by either the Company or Kestrel;

(b)	the Kestrel Purchase Agreement shall not have been finally closed as of April 30, 2006;

(c)	an Insolvency Action (as defined below), is taken by or against the Company in any jurisdiction without the prior written consent of the Required Consenting Noteholders. As used herein, an “Insolvency Action” means: (i) an administrator or liquidator (or other officer with similar powers) of the Company or the whole or part of the undertaking, assets and revenues of the Company is appointed (or petition is presented or application made for any such appointment); (ii) the Company takes any action for a readjustment or deferment of any of its obligations or makes a general assignment or an arrangement or composition with or for the benefit of its creditors or declares a moratorium in respect of any of its debts given by it, other than for arrangements under this Agreement or related hereto; (iii) the Company ceases or threatens to cease to carry on all or any substantial part of its business other than pursuant to its current business plan; (iv) a petition is presented, or application is made, or an effective resolution is passed or notice is issued convening a meeting of creditors or shareholders for the purpose of passing any resolution, or other steps are taken for the bankruptcy, winding up, liquidation, dissolution, administration, reorganization (including a voluntary or involuntary Chapter 11 proceeding in the U.S.) or reconstruction of the Company; (v) any event occurs which has an analogous effect to any of the events referred to in paragraph (i) or (iv) above; (vi) an encumbrancer takes possession of any asset or property with a book value in excess of $100,000 of the Company or any execution or attachment or other legal process is enforced against any asset or property with a book value in excess of $100,000 of the Company;

(d)	there shall have occurred any material breach of this Agreement by the Company, or any representation or warranty made by the Company in this Agreement shall be incorrect in any material respect;

(e)	a court in any jurisdiction shall declare, in a final, non-appealable order, this Agreement to be unenforceable; or

(f)	notwithstanding the terms set forth in Section 6 above, a default of any principal or interest payment obligation under the Indenture that arises after the date of this Agreement;

then:

all obligations of the Company and the Consenting Noteholders under this Agreement, except Section 4 hereof, which shall survive for a period of one hundred twenty (120) days from the date of any such termination, shall, except as provided below, automatically terminate and be of no further force or effect; provided, however, that no party shall have the right to terminate this Agreement upon the occurrence of any of the events and conditions described in sub-parts (a) through (d) of this Section 13 unless such party has given written notice thereof to the Company and each of the Consenting Noteholders specifically identifying the basis upon which such party is exercising its right to terminate, and the event or condition giving rise to such right is not cured or otherwise waived by the Required Consenting Noteholders within five (5) business days following receipt by the Company of such written notice; and, provided, further, that such event or condition shall be deemed cured if the relevant requirement is satisfied within such five (5) business day period. Termination in accordance with this paragraph shall not affect any party’s remedies as a result of any breach by any other party. Notwithstanding anything to the contrary set forth in this Agreement, this Agreement shall terminate on April 30, 2006, unless the Required Consenting Noteholders have consented to the commencement of a Chapter 11 in accordance with Section 12(a), and in which case this Agreement will terminate one hundred twenty (120) days after the filing of such Chapter 11 or such other date as the Required Consenting Noteholders agree.

14.	No Solicitation. Notwithstanding any other provision of this Agreement, nothing in this Agreement is intended to be or constitute, and nothing in this Agreement shall be deemed to be or constitute, a solicitation of any vote or any agreement to vote for any plan of reorganization.

15.	Entire Agreement: This Agreement (together with the Exhibits and Schedules hereto) constitutes the entire agreement between the parties hereto with respect to the subject matter hereof and supersedes all other prior agreements and understandings, both written and oral, between the parties with respect to the subject matter hereof. This Agreement shall not be amended, altered or modified in any manner whatsoever, except by a written instrument executed by the Company and the Consenting Noteholder. Except as set forth in this Agreement, neither party makes, nor has made any representation or warranty to the other party.

16.

Governing Law; WAIVER OF JURY TRIAL: This Agreement shall be governed by and construed in accordance with the laws of the State of New York (without giving effect to the provisions thereof relating to conflicts of laws). EACH PARTY HERETO HEREBY AGREES TO WAIVE TRAIL BY JURY IN ANY JUDICIAL PROCEEDING INVOLVING, DIRECTLY OR INDIRECTLY, ANY MATTER (WHETHER SOUNDING IN TORT, CONTRACT OR OTHERWISE) IN ANY

WAY ARISING OUT OF, RELATED TO, OR CONNECTED WITH THIS AGREEMENT.

17.	Specific Performance: The parties hereto acknowledge and agree that any breach of the terms of this Agreement would give rise to irreparable harm for which money damages would not be an adequate remedy and accordingly the parties hereto agree that each party shall be entitled to the sole and exclusive remedy of specific performance and injunctive or other equitable relief without the necessity of proving the inadequacy of money damages as a remedy or posting a bond or other security in connection with such remedy.

18.	Jurisdiction: The Company and the Consenting Noteholder each hereby irrevocably and unconditionally submit to the nonexclusive jurisdiction of any New York State court or Federal court of the United States of America sitting in New York City. Each of the parties hereto agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law.

19.	Counterparts: This Agreement may be executed in any number of counterparts and by different parties hereto in separate counterparts and by facsimile, with the same effect as if all parties had signed the same document. All such counterparts shall be deemed an original, shall be construed together and shall constitute one and the same instrument.

20.	Severability: Any term or provision of this Agreement, which is invalid or unenforceable in any jurisdiction, shall, as to that jurisdiction, be ineffective to the extent of such invalidity or unenforceability without rendering invalid or unenforceable the remaining terms and provisions of this Agreement or affecting the validity or enforceability of any of the terms or provisions of this Agreement in any other jurisdiction. If any provision of this Agreement is so broad as to be unenforceable, the provision shall be interpreted to be only so broad as is enforceable.

21.	Headings: The headings of the paragraphs of this Agreement are inserted for convenience only and shall not affect the interpretation hereof.

22.	Notices. All notices, requests, elections, and demands under or in connection with this Agreement shall be in writing and shall be delivered by hand, sent by recognized overnight courier, or sent by facsimile or similar electronic means to the party as set forth under its signature hereto, or to such other address or facsimile number as such party shall provide to all other parties hereto in writing, and shall be deemed sent or given hereunder, in the case of personal delivery or delivery by recognized overnight courier, on the date of actual delivery, and in the case of transmission by facsimile or similar electronic means, on the date of actual transmission.

23.

Public Disclosures. Prior to the issuance of any public disclosures regarding the Restructuring, the Company shall consult with the Consenting Noteholders (or so many of the Consenting Noteholders that are willing to receive restricted information at such time), as to the form and substance of such public disclosures, provided that at all times the Company shall be solely responsible for each public disclosure made by it. Without limiting the generality of the foregoing, unless required by lawful subpoena issued by a court of competent jurisdiction, the Company shall not, and shall cause each of its direct and indirect subsidiaries not to, disclose (i) any Consenting Noteholder’s identity or (ii) the amount of such Consenting Noteholder’s holdings of Senior Notes or Partnership units, without the prior written consent of such Consenting Noteholder in each case; and, if such announcement or disclosure is so required, the Company shall afford the Consenting Noteholders a reasonable opportunity to review and comment upon any such announcement or disclosure prior to the applicable announcement or disclosure. Pursuant to the terms set forth in this Section 23, the Company agrees that within one (1) business day following the execution of this Agreement by at least the Required Tender Amount of the holders of the Senior Notes, the Company will file with the SEC on Form 8-K or other periodic report required or permitted to be filed under the Securities Exchange Act of 1934, as amended, an appropriate summary of any material nonpublic information (other than certain fiscal 2006 projections provided to Third Point LLC which need not be disclosed) previously provided in writing to any holder of Senior Notes pursuant to a Non-Disclosure Agreement between the Company and such holder and the Restructuring, so as to release each such holder from any restrictions on trading in the Company’s securities resulting from its possession of such material nonpublic information.

24.	Expenses. The Company shall continue to be bound by the terms of the Fee Agreement, dated as of August 26, 2005, by and among Bingham McCutchen LLP (as counsel to the Consenting Noteholders), Star Gas Partners, L.P. and Star Gas Finance Company and the Agreement, dated August 26, 2005, by and among Petrie Parkman (as financial advisor to the Consenting Noteholders), Bingham McCutchen LLP, Star Gas Partners, L.P. and Star Gas Financial Company.

[Signature Pages Follow]

Please sign in the space provided below to indicate your agreement and consent to the terms of this Agreement.

Star Gas Partners, L.P. [on its own behalf and on behalf of each of its subsidiaries and affiliates]

By:
Name:
Title:
Date:

Star Gas Finance Company [on its own behalf and on behalf of each of its subsidiaries and affiliates]

By:
Name:
Title:
Date:
Accepted and Agreed to:

Name of Consenting Noteholder:

By:
Name:
Title:
Date:

$
Principal Amount of Senior Notes Beneficially Owned	Number of Outstanding Partnership Units Currently Held

Number of New Units:

Notice Address of Consenting Noteholder:

Tel:
Fax:
Attn:

Exhibit A

Kestrel Purchase Agreement

Exhibit B

Amended Indenture

Exhibit C

New Indenture

Exhibit D

Transferee Acknowledgment

[TO BE INSERTED INTO LETTERHEAD OF TRANSFEROR]

                                                          , 200

                                                          (the “Transferee”)

Re: Transferee Acknowledgment

Ladies and Gentlemen:

This letter (this “Letter”) is in reference to Section 8 of that certain letter agreement (the “Lock-Up Agreement”) entered into as of December 5, 2005, among Star Gas Partners, L.P., Star Gas Finance Company, and each of their subsidiaries (collectively, the “Company”) and the Consenting Noteholders. All capitalized terms used but not defined herein have the meanings given to them in the Lock-Up Agreement.

Section 8 of the Lock-Up Agreement provides as follows:

The Consenting Noteholder hereby agrees, without the prior written consent of the Company, not to, directly or indirectly, prior to the closing of the Tender Offer, (i) sell, transfer, assign, pledge, grant an option on, or otherwise dispose of or encumber any of the Consenting Noteholder’s Senior Notes, or (ii) grant any proxies, deposit any of the Consenting Noteholder’s Senior Notes into a voting trust or enter into a voting agreement with respect to any of the Consenting Noteholder’s Senior Notes (such actions set forth in sub-parts (i) and (ii) above are collectively referred to herein as a “Transfer”); provided, however, that the Consenting Noteholder may, at any time, Transfer Senior Notes to a person that has countersigned a transferee acknowledgment in the form attached hereto as Exhibit D (the “Transferee Acknowledgment”), thereby unconditionally agreeing in writing with the Company to be bound by all of the terms and provisions of this Agreement. Any Transfer not effected in accordance with the foregoing shall be deemed void ab initio. In the event of a Transfer, the Consenting Noteholder shall, within three (3) business days after such Transfer, provide notice of such transfer to the Company, together with a copy of the Transferee Acknowledgement and, if the Consenting Noteholder has transferred all of its claims subject to this Agreement, then the Consenting Noteholder shall automatically be released from any further obligations hereunder. In addition, each Consenting Noteholder agrees that (a) during the term of this Agreement, it will not “short sell” any equity securities of the Company, and (b) it will not take any action to oppose or interfere with the transactions contemplated by the Kestrel Purchase Agreement, including, without limitation, the vote of Unitholders contemplated by the Kestrel Purchase Agreement.

As of                                  , 2005, we, the undersigned have agreed to Transfer the following principal amount of Senior Notes to the countersigning party:

Issuance	Issue Amount	Maturity	Principal Amount Transferred
10.25% Senior Notes	$265 million	2013	$

By your countersignature in the space provided below, you, as transferee, represent and warrant that you have received the Lock-Up Agreement and each of the exhibits attached thereto (attached hereto as Exhibit A).

Please indicate your agreement to be bound by (a) the Lock-Up Agreement as a Consenting Noteholder and (b) the terms and conditions of this Letter, in each case in their entirety without revisions (including with respect to any and all claims or interests you already may hold against or in the Company prior to the Transfer of the interests described above), by countersigning below and returning a copy of this Letter to the transferor. This Letter may be executed in one or more counterparts, each of which shall be deemed an original and all of which shall constitute one and the same Letter. Delivery of an executed signature page of this Letter by facsimile shall be effective as delivery of a manually executed signature page of this Letter. Upon receipt of your countersignature to this Letter, which is a precondition to any Transfer of the interests described above, this Letter shall be provided to the Company pursuant to Section 8 of the Lock-Up Agreement.

Very truly yours,

[INSERT NAME OF TRANSFEROR]

ACCEPTED AND AGREED

[INSERT NAME OF TRANSFEREE]

Exhibit A to Transferee Acknowledgment

Lock-Up Agreement

Schedule 1

Consenting Noteholders

Agreeing to Exchange

Senior Notes for New Units

1.	MacKay Shields LLC

2.	Lehman Brothers